UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 16, 2006

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	011-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 328-7310

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On May 16, 2006, Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership”) commenced a change of control offer to purchase (the “Change of Control Offer”) any or all of the 10.25% Senior Notes due 2013 (the “Old Notes”) that remain outstanding under the Amended and Restated Indenture dated April 28, 2006 (the “Indenture”) by and between the Partnership, Star Gas Finance Company and Union Bank of California, N.A., as trustee. The Partnership is offering to repurchase the Old Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Old Notes or portion of Old Notes validly tendered for payment thereof, plus accrued and unpaid interest through the date of payment, upon the terms and subject to the conditions of the Offer. The offer will expire at 5:00 p.m., New York City time on June 15, 2006, unless extended by the Partnership in its sole discretion. As of the date of the commencement of the Change of Control Offer, $7.6 million aggregate principal amount of Old Notes remained outstanding.

The Change of Control Offer is being made pursuant to Section 3.9 of the Indenture. Effective as of April 28, 2006, the Partnership completed a strategic recapitalization (the “recapitalization”) pursuant to the terms of that certain unit purchase agreement dated as of December 5, 2005, as amended (the “unit purchase agreement”), by and among the Partnership, Star Gas LLC (“Star Gas”), Kestrel Energy Partners, LLC (“Kestrel”), Kestrel Heat, LLC (“Kestrel Heat” or the “general partner”) and KM2, LLC (“M2”). In connection with the recapitalization, Star Gas withdrew as the general partner of the Partnership and Kestrel Heat was named as the successor general partner (the “recapitalization”), which constituted a “change of control” under the Indenture.

Item 9.01(d). Exhibits

99.1	Press Release dated May 17, 2006

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P.
By: Kestrel Heat, LLC (General Partner)

By:	/s/ Richard Ambury
Name:	Richard Ambury
Title:	Chief Financial Officer

Date: May 17, 2006

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